Exhibit 99.1

PRESS RELEASE                                          Contact:  Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES PRICING AND RECEIPT OF COMMITMENTS TO PURCHASE 1.35 MILLION SHARES OF COMMON STOCK IN A PRIVATE PLACEMENT

HOUSTON, July 28, 2006 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported that it has received commitments to purchase 1.35 million shares of the Company’s common stock (or approximately 5.4% of the fully diluted shares outstanding) from institutional investors at a price of $26.00 per share in a private placement (“Private Placement”), a 3.7% discount to the Company’s close price on Nasdaq the day prior to pricing. Upon closing, the net proceeds from the Private Placement, after the placement agents’ fees, will be approximately $33.7 million. The Company intends to use these proceeds from the Private Placement to fund a portion of our 2006 capital expenditures program, including our drilling programs in the Barnett Shale and onshore Gulf Coast areas and for other corporate purposes.

Paul F. Boling, Carrizo's Vice President and Chief Financial Officer, commented, “This new financing will significantly improve liquidity for the Company and provides additional funding for our 2006 capital expenditures program, including the continued aggressive development of our Barnett Shale play and our ongoing acreage acquisition program in the other shale plays.”

Additional information will be included in the Company's Current Report on Form 8-K, expected to be filed soon with the SEC.

Statements in this news release, including but not limited to those relating to testing, sales, potential production and other effects of the Company's wells, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, timing of completion and drilling of wells, effect of offering, use or proceeds, closing of offering and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the completion of the closing of the offering, the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company's Form 10-K/A for the year ended December 31, 2005, and its other filings with the Securities and Exchange Commission. The securities described herein have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.